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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE

INVESTOR AND MEDIA CONTACTS:

Anthony S. Cleberg                  Colleen T. Bauman
Chief Financial Officer             Investor Relations
(248) 340-9090                      (248) 340-7731

                           CHAMPION MANAGEMENT REPORT

Auburn Hills, Michigan, November 13, 2001 - The following management report from Walter R. Young, Chairman, President and CEO of Champion Enterprises, Inc. (NYSE: CHB), was posted to Champion's website and sent to interested parties today.

         With this month's Management Report, I'll update you on industry conditions and discuss how we're financially stronger than we were a year ago. I'll also talk about the progress we continue to make in our retail, manufacturing and Genesis platforms.


INDUSTRY TRENDS IMPROVING.

         We're happy that the trend in industry wholesale shipments continues to indicate that the eventual upturn draws near. After being off 41% in first quarter and 29% in second quarter, the 16% drop in third quarter was definitely an improvement. Despite the September tragedies, shipments for the month were off only 13%, the lowest year-over-year decline this year. As shown in Chart 1, industry shipments were off 47% last December, but have steadily improved every month since.

         Chart 1-Recent Industry Trends
         Line chart showing year-over-year monthly production comparisons.

         Month      % Change           Month            % Change           Month            % Change
         Jul 1999     -13.8%           Apr 2000           -31.6%           Jan 2001           -41.5%
         Aug 1999     - 5.1%           May 2000           -18.9%           Feb 2001           -42.5%
         Sep 1999     -11.7%           Jun 2000           -25.7%           Mar 2001           -38.8%
         Oct 1999     -19.7%           Jul 2000           -32.5%           Apr 2001           -30.7%
         Nov 1999     -14.7%           Aug 2000           -23.5%           May 2001           -28.6%
         Dec 1999     -19.8%           Sep 2000           -32.1%           Jun 2001           -27.2%
         Jan 2000     -20.9%           Oct 2000           -32.0%           Jul 2001           -17.5%
         Feb 2000     -20.7%           Nov 2000           -36.7%           Aug 2001           -16.1%
         Mar 2000     -23.0%           Dec 2000           -47.1%           Sep 2001           -13.5%



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         We recently received a lot of criticism for being so negative with our
2002 industry estimates. If there's one time we want to be proven wrong, this is it! The reasons we lowered shipments (to 200,000 from 220,000) while increasing repossessions (to 90,000 from 70,000) was due to the slowing economy and the larger percent of non-HUD code homes currently being built and sold throughout the industry. Our estimates assume a 5% drop in total demand, but with 31% of that demand being met with repossessed homes. If repossessions trend down next year, new home sales should be helped.

CHAMPION UPDATE.

         FINANCIAL POSITION IMPROVED. We enter this year's seasonally slower period in much better shape than we did a year ago. We started this year's fourth quarter with $66 million in cash, up from $32 million at the beginning of last year's fourth quarter. Since October 2000 we've lowered net working capital by over $89 million and reduced debt by $62 million. The strength of our independent retailers has also improved from a year ago, with field inventories down about 17% in the last twelve months and only $200,000 of repurchase losses in this year's third quarter. In last year's fourth quarter, repurchase losses totaled $2.3 million and should be down substantially this quarter. Despite our relatively strong October results, due to the economic uncertainty we continue to expect a loss for the current quarter in the range of $0.07 to $0.12 per diluted share. These results will compare to a $0.42 loss per diluted share excluding the goodwill impairment charges a year ago. Our progress continues!

         Chart 2-Cash Flow from Operations
         Line chart showing quarter end cash flow from operations (in millions).

         Third qtr 1999             $ 38.6
         Fourth qtr 1999            $ 59.9
         First qtr 2000             $ 27.8
         Second qtr 2000            $  6.8
         Third qtr 2000             $ 47.2
         Fourth qtr 2000            $ 32.9
         First qtr 2001             $-14.4
         Second qtr 2001            $ 42.8
         Third qtr 2001             $ 36.8

         CASH FLOW. As we've been doing since the down cycle began more than two years ago, we continue to manage the business for cash, to keep capacity and inventories in line with demand and to maintain tight controls over working capital and expenses. We've been successful in these efforts over the past 27 months, having generated substantial cash flow from operations during that time frame. As shown on Chart 2, from July 1999 to September 2001 we've generated cash flow from operations totaling $278 million, averaging $31 million per quarter. These efforts help us short-term, but also better position us to come out of the downturn even stronger.



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         RETAIL. We're encouraged that average consumer traffic at company-owned locations rose about 6% year-over-year in October and is now slightly above pre-September 11th levels. Customers are coming back to our retail centers in hopes of getting into their new homes before the holidays. Average inventories per sales center remain at the low level of 13 new homes. We continue to look for new sources for our inventory floor plan financing.

         In our efforts to rationalize capacity and maximize profitability, we will be closing an additional 11 retail locations this quarter. These closings will result in minimal costs and will free up about $5 million in working capital. We will have closed 95 retail locations since June 2000 and will be operating 218 sales centers following the closings announced today.

         MANUFACTURING. In October our manufacturing operations continued to perform well and sales for the month were up about 3% from a year ago. With the economic challenges we're currently facing, this is quite an accomplishment. Our October backlog levels rose 82% from a year ago, while incoming wholesale order rates per plant were up about 5% from last October. Margins this quarter should be substantially improved from the 1% of revenues reported in last year's fourth quarter.

         GENESIS. The opportunities abound for Genesis Homes not only in the single-family housing market, but also in multi-family housing and time-share projects. We're currently finishing a scattered infill housing development in Springfield, Ohio, which will provide housing for 70 families. We're also building 100 time-share units in Arizona, with the potential for 300 more homes. With all the enthusiasm Genesis is creating, we are focused on exploiting the numerous opportunities presented.

Picture showing a 1,600 sq. foot home that was constructed for the Springfield, Ohio development.

         We hope you found this Management Report useful and informative. It's our pleasure to keep you up-to-date with our progress as we work through the final stage of this industry cycle.


                                                             Walt Young



         Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced more than 1.5 million homes since the company was founded. The company operates 49 homebuilding facilities in 16 states and western Canada and 218 company-owned retail centers in 28 states following the closings announced today. Champion's homes are also sold by over 1,000 independent retail locations that have joined either the Champion Home Center or Alliance of Champions retail distribution networks. Further information can be found on our website, www.championhomes.net.


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         This Management Report contains certain statements, including statements regarding industry trends, earnings estimates, repurchase loss potential, margins and profitability, retail sales activity, retail location closings and initiatives and strategies, which could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this Management Report. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K, and that discussion regarding risk factors is incorporated herein by reference.